As filed with the Securities and Exchange Commission on March 6, 2015

Registration No. 333-140745

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANCHEZ PRODUCTION PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	11-3742489
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Main Street, Suite 3000 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Constellation Energy Partners LLC Long-Term Incentive Plan

(Full title of the plan)

Charles C. Ward

Chief Financial Officer and Treasurer

Sanchez Production Partners GP LLC

1000 Main Street, Suite 3000

Houston, TX 77002

(713) 783-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Scott L. Olson

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to Registration Statement on Form S-8 (File No. 333-140745) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Sanchez Production Partners LP, a Delaware limited partnership (“Sanchez LP”), as the successor issuer to Sanchez Production Partners LLC, a Delaware limited liability company (“Sanchez LLC”), following the statutory conversion of Sanchez LLC from a limited liability company to a limited partnership. Pursuant to the conversion, each common unit of Sanchez LLC was converted into one common unit of Sanchez LP.

Sanchez LP has assumed Sanchez LLC’s obligation to deliver units under the Constellation Energy Partners LLC Long-Term Incentive Plan (the “Plan”). Consequently, the registered common units of Sanchez LP will henceforth be issuable under the Plan in lieu of the common units of Sanchez LLC. Sanchez LP expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The securities registered under the Registration Statement may include newly issued securities, securities held in treasury by Sanchez LP or securities held by Sanchez LP’s subsidiaries.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Sanchez LLC, or by Sanchez LP as successor issuer, with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•	Sanchez LLC’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission (File No. 1-33147) on March 5, 2015;

•	Sanchez LLC’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with the Commission (File No. 1-33147) on January 12, 2015 and March 6, 2015;

•	Sanchez LP’s Current Report on Form 8-K (other than information furnished rather than filed) filed with the Commission (File No. 1-33147) on March 6, 2015; and

•	the description of Sanchez LP’s common units contained in Sanchez LP’s Registration Statement on Form 8-A filed with the Commission (File No. 1-33147) on March 6, 2015, as it may be amended from time to time.

Each document filed by Sanchez LP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or other applicable Commission rules) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Sanchez LP

Subject to any terms, conditions or restrictions set forth in the agreement of limited partnership of Sanchez LP, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Sanchez LP will generally indemnify officers, directors and affiliates of its general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events.

Sanchez Production Partners GP LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement of Sanchez Production Partners GP LLC, Sanchez LP’s general partner, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the limited liability agreement of Sanchez LP’s general partner, in most circumstances, Sanchez LP’s general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative:

•	any person who is or was an affiliate of Sanchez LP’s general partner;

•	any person who is or was a member, director, officer, fiduciary or trustee of Sanchez LP’s general partner;

•	any person who is or was an officer, member, partner, director, employee, agent or trustee of Sanchez LP’s general partner or any affiliate of Sanchez LP’s general partner, or any affiliate of any such person;

•	any person who is or was serving at the request of Sanchez LP’s general partner or any affiliate of Sanchez LP’s general partner as a director, officer, employee, member, partner, agent, fiduciary or trustee of another person (provided, that such person is not providing, on a fee-for-services basis, trustee, fiduciary or custodial services); and

•	any person designated by Sanchez LP’s general partner.

Sanchez LP’s general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of Sanchez LP’s general partner or any of its direct or indirect subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Certificate of Limited Partnership of Sanchez LP (incorporated by reference to Exhibit 4.2 to Sanchez LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

4.2	Agreement of Limited Partnership of Sanchez LP (incorporated by reference to Exhibit 4.3 to Sanchez LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

4.3	Certificate of Formation of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.4 to Sanchez LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

4.4	Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.5 to Sanchez LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

5.1*	Opinion of Andrews Kurth LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Andrews Kurth LLP (included in its opinion filed as Exhibit 5.1 hereto).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 6, 2015.

SANCHEZ PRODUCTION PARTNERS LP

By:	Sanchez Production Partners GP LLC, its general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen R. Brunner Stephen R. Brunner	President, Chief Executive Officer, and Chief Operating Officer (Principal Executive Officer)	March 6, 2015

/s/ Charles C. Ward Charles C. Ward	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	March 6, 2015

/s/ Alan S. Bigman Alan S. Bigman	Director	March 6, 2015

/s/ Richard S. Langdon Richard S. Langdon	Director	March 6, 2015

/s/ G. M. Byrd Larberg G. M. Byrd Larberg	Director	March 6, 2015

/s/ Antonio R. Sanchez, III Antonio R. Sanchez, III	Director	March 6, 2015

/s/ Gerald P. Willinger Gerald P. Willinger	Director	March 6, 2015

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Limited Partnership of Sanchez LP (incorporated by reference to Exhibit 4.2 to Sanchez LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

4.2	Agreement of Limited Partnership of Sanchez LP (incorporated by reference to Exhibit 4.3 to Sanchez LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

4.3	Certificate of Formation of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.4 to Sanchez LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

4.4	Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.5 to Sanchez LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

5.1*	Opinion of Andrews Kurth LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Andrews Kurth LLP (included in its opinion filed as Exhibit 5.1 hereto).

*	Filed herewith.